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                               EXPENSE WAIVER AND
                             REIMBURSEMENT AGREEMENT

         AGREEMENT made this 20th day of April 2001, between Kinetics Mutual Funds, Inc., a Maryland corporation (the "Company"), on behalf of each series of the Company (the "Funds") and Kinetics Asset Management, Inc., a (the "Adviser").

         WHEREAS, each of the Funds are "Feeder Funds" having respective portfolios ("Master Portfolios") in which they invest; such Master Portfolios being managed by the Adviser pursuant to separate Investment Advisory Agreements;

         WHEREAS, each Fund incurs, and is allocated, proportionate expenses from its respective Master Portfolio;

         WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interests of each Fund and classes of each Fund and their shareholders to limit the total expenses of each Fund and class of the Company as listed on Schedule A, as may be amended from time to time;

         NOW, THEREFORE, the parties hereto agree as follows:

1. Expense Waiver and Reimbursement by the Adviser. The Adviser agrees to reduce all or a portion of its management fee and, if necessary, to bear certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) associated with operating the Funds to the extent necessary to limit the annualized expenses of each Fund to the rates reflected in Schedule A to this Agreement.

2. Duty of Fund to Reimburse. Subject to approval by the Funds' Board of Directors, each Fund agrees to reimburse the Adviser on a monthly basis such deferred fees, including any expenses borne pursuant to paragraph 1 in later periods provided, however, that a Fund is not obligated to pay any such deferred fees more than three years after the end of the fiscal year in which the fee was deferred. The Company's Board of Directors shall review quarterly any reimbursement paid to the Adviser with respect to any Fund in such quarter.

3. Assignment. No assignment of this Agreement shall be made by the Adviser without the prior consent of the Company.

4. Duration and Termination. This Agreement shall be effective for the period from January 1, 2001 to December 31, 2001, and shall continue in effect thereafter provided each such continuance is specifically approved by a majority of the Directors of the Company who (i) are not "interested persons" of the Company or any other party to this Agreement, as defined in the Investment Company Act of 1940, as amended, (the "Disinterested Directors") and (ii) have no direct or indirect financial interest in the operation of this Agreement. Nevertheless, this Agreement may be terminated by either of the parties hereto, without payment of any penalty, upon written notice of not less than thirty (30) days to the other party at its principal place of business. In the case of termination by the Company, such action shall be authorized by resolution of a majority of the Disinterested Directors or by a vote of the majority of the outstanding voting securities of the Company.
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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KINETICS MUTUAL FUNDS, INC.                      KINETICS ASSET MANAGEMENT, INC.

By:                                              By:
   --------------------------------------           ----------------------------

Name:                                            Name:
     ------------------------------------             --------------------------

Title:                                           Title:
      -----------------------------------              -------------------------



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                                   SCHEDULE A

Fund                                      No Load Class     A Class     B Class    C Class
----                                      -------------     -------     -------    -------
The Internet Emerging Growth Fund              2.74%          2.99%       3.49%      3.49%
The New Paradigm Fund                          2.74%          2.99%       3.49%      3.49%
The Energy Fund                                2.74%          2.99%       3.49%      3.49%
The Small Cap Fund                             2.74%          2.99%       3.49%      3.49%
The Middle East Growth Fund                    2.99%          3.24%       3.74%      3.74%
The Asia Technology Fund                       2.99%          3.24%       3.74%      3.74%

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